EXHIBIT 23.5

Consent of Piper Jaffray & Co.

We hereby consent to (i) the inclusion in the Registration Statement on Form S-4 of St. Jude Medical, Inc. (“St. Jude Medical”), relating to the proposed exchange offer for all of the outstanding stock of AGA Medical Holdings, Inc., of our opinion letter, dated October 15, 2010, appearing as Annex B to the Prospectus/Offer to Exchange, which is a part of the Registration Statement, and (ii) to the references in the Registration Statement to such opinion letter and our firm name under the headings “THE TRANSACTION — Background of the Transaction” and “OPINION OF PIPER JAFFRAY & CO.” In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

/s/ Piper Jaffray & Co.

Minneapolis, Minnesota

October 19, 2010